EXHIBIT 10.7

BIMINI MORTGAGE MANAGEMENT, INC. 2004

PERFORMANCE BONUS PLAN

1.                                      Purpose of the Plan

                The Plan is intended to advance the interests of the Company by providing an opportunity to selected employees of the Company to earn bonuses, and to encourage and motivate them to achieve superior operating results for Bimini Mortgage Management, Inc.  The Plan is effective as of August 13, 2004 and is an amendment and complete restatement of a predecessor hereto adopted by the Committee (as defined below) on May 4, 2004.

2.                                      Definitions

As used in this Plan, the following definitions apply:

“Annual Supplemental Bonus” means the bonus described in Section 4(b).

“Board” means the Board of Directors of Bimini Mortgage Management, Inc.

“Bonus” means a Formula Bonus, an Annual Supplemental Bonus or any bonus described in Section 3(c).

“Committee” means the Compensation Committee of the Board.

“Company” means Bimini Mortgage Management, Inc., and its subsidiaries.

“Formula Bonus” means the bonus described in Section 4(a).

“Key Employee” means an officer or other employee of the Company whose position and responsibilities, in the judgment of the Committee, enable the employee to have a significant impact on the operating results of the Company.

“Performance Period” means each applicable fiscal year of the Company.

“Plan” means this Bimini Mortgage Management, Inc. 2004 Performance Bonus Plan, as the same may be amended from time to time.

“Termination of Service” means a Key Employee’s termination of employment or other service, as applicable, with the Company.  Cessation of service as an officer, employee, director or consultant shall not be treated as a Termination of Service if the Key Employee continues without interruption to serve thereafter in another one (or more) of such other capacities.

3.             Bonuses — In General

                (a)  There are two types of bonuses provided for hereunder: (i) a Formula Bonus and (ii) an Annual Supplemental Bonus.

(b) Eligibility from among Key Employees shall be determined by the Committee.  The Formula Bonus shall be determined based on a formula, as described in Section 4(a).  The Committee may determine the Annual Supplemental Bonus a Key Employee will receive with regard to a Performance Period or other period. Subject to the provisions of the Plan, the Committee shall (i) determine and designate from time to time those Key Employees to whom Bonuses are to be granted; (ii) determine, consistently with the Plan, the amount of the Bonus to be granted to any Key Employee for any Performance Period; (iii) determine, consistently with the Plan, the terms and conditions of each Bonus; and (iv) determine, consistently with the Plan, whether the stock (or stock-based grants) will vest upon the occurrence of a change in control (as may be defined for purposes of the applicable grant) and in the case of terminations of employment by the Company without cause (as may be defined for purposes of the applicable grant) or by the Key Employee for such good reason as may be specified by the Committee. Bonuses may be so awarded by the Committee prior to the commencement of any Performance Period or at the end of or after such Performance Period.

                (c)           The Committee may grant discretionary bonuses within the parameters of the Plan based on Company performance otherwise than as specified in Section 3(a) on account of a registration statement on Form S-11 having been declared effective and on account of the completion of a capital raising event.

4.             Amount of Awards

                (a)           Unless otherwise provided for by the Committee, the Formula Bonus is determined pursuant to a formula, determined as follows: if the Company’s funds from operations during the applicable quarterly period exceed the product of (i) 25% (except for purposes of the last sentence of this Section 4(a)) of (A) the annualized 10-year U.S. Treasury rate for the applicable quarterly period, as determined by the Committee in accordance with such rules as it may prescribe, plus (B) 2.25%, and (ii) the weighted average net book value of the Company (any such excess, the “Excess FFO”), then the Formula Bonus shall be calculated and paid quarterly, as follows:

(i)       15% of the Excess FFO as to the initial $1.0 billion of invested assets;

(ii)    10% of the Excess FFO as to the invested assets over $1 billion, but under $2 billion; and

(iii)                               5% of the Excess FFO as to the invested assets over $2 billion.

The foregoing pool shall be allocated amongst Key Employees as determined by the Committee.  Formula Bonuses shall never cause general and administrative (G&A) expenses to exceed 18 basis points of  assets, as determined by the Committee.  Notwithstanding the foregoing provisions of this Section 4(a), at the end of each fiscal year, a hypothetical Formula Bonus shall be determined based on the foregoing formula, and performance, on a full-year basis (and, for the avoidance of doubt, without regard to the 25% reduction in clause (i) of the first sentence of this Section 4(a)) and the final quarterly Formula Bonus for the year shall be increased or decreased (but not to below zero) so that the aggregate of the four quarterly Formula Bonuses for the year conforms to such hypothetical Formula Bonus, as determined by the Committee.

(b)           The Committee shall decide whether to grant an Annual Supplemental Bonus, in addition to the Formula Bonus, based on the performance of the Company as compared with its peer group and other material factors not otherwise taken into account for purposes of the Formula Bonus, considering, without limitation, the Key Employee’s aggregate Formula Bonus and other compensation that would be payable in the aggregate in the absence of the Annual Supplemental Bonus.  Subject to the other terms of the Plan, no Annual Supplemental Bonus shall exceed 100% of the Key Employee’s aggregate salary for the year.  Notwithstanding the foregoing, for any employee with an employment agreement that contemplates bonus payments, the Committee may provide in its discretion that Annual Supplemental Bonuses in excess of 100% of the Key Employee’s aggregate salary for the year may be paid.  Further, without limitation by the Plan, any capital-raising bonus expressly provided for in an employment agreement shall be payable, without duplication, in accordance with the applicable employment agreement, in addition to the Bonuses hereunder.

                (c)           The Committee may provide for partial Bonus payments at target and other levels.  Any performance hurdles or measures for any Bonuses may be adjusted by the Committee in its discretion to reflect (i) dilution from corporate acquisitions and share offerings and (ii) changes in applicable accounting rules and standards.

                (d)           The Committee may determine that Bonuses shall be paid in cash or stock (or other stock-based grants), or a combination thereof; provided that, unless otherwise determined by the Committee, (i) Formula Bonuses shall, at the election of the Key Employee, be paid in cash, stock (or other equity-based grants) or any combination thereof, (ii) Annual Supplemental Bonuses shall be paid 60% in cash and 40% in stock (or other equity-based grants) and (iii) Bonuses under Section 3(c) shall be paid in cash.  The Committee may provide that any such stock or stock-based grants be made under the Bimini Mortgage Management, Inc. 2003 Long Term Incentive Compensation Plan (the “LTIP”) or any other equity-based plan or program of the Company and, notwithstanding any provision of the Plan to the contrary, in the case of any such grant, the grant shall be governed in all respects by the LTIP or such other plan or program of the Company; provided that, unless otherwise provided by the Committee, Annual Supplemental Bonus payments in stock (or other equity-based grants) shall vest in equal proportions over three years and Formula Bonus payments in stock (or other equity-based grants) shall vest at the time of grant.

                (e)           The Committee may provide for programs under which the payment of Bonuses may be deferred at the election of the Key Employee.

5.             Termination of Employment

                (a)           Unless otherwise determined by the Committee, no Bonus payments shall be made to any Key Employee who is not employed on the date payment is to be made; provided that no Bonuses shall be made in any event to a Key Employee who is terminated for “Cause.” For these purposes, Cause shall mean, unless otherwise provided in the grantee’s award agreement, (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect, (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its affiliates, (iii) the commission of a felony or a crime of moral turpitude, or any crime involving the Company, or any affiliate thereof, (iv) fraud, misappropriation or embezzlement, (v) a material breach of the Key Employee’s employment agreement (if any) with the Company or its affiliates, or (vi) any illegal act materially detrimental to the Company or its affiliates; provided, however, that, if at any particular time the grantee is subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment agreement.

                (b)           Unless otherwise provided by the Committee, no portion of the 40% Annual Supplemental Bonus awarded in stock (in accordance with Section 4(d)) shall be transferred to the Key Employee if the Key Employee has a Termination of Service before three years from the date of the grant and such Shares shall be forfeited upon such termination.

6.             Administration of the Plan; Amendment and Termination

(a)           The Plan will be administered by the Committee.

(b)           The Committee will have full power to amend, construe, interpret and administer the Plan and to amend and rescind the rules and regulations for its administration, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law.  In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons.

(c)           The Committee will have discretion to determine whether a Bonus is established for particular Key Employees.  The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Key Employees, whether or not such Key Employees are similarly situated.

(d)           No Key Employee shall have any claim to a bonus until it is actually granted under the Plan.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments provided for under the Plan shall be paid in cash from the general funds of the Company. The Plan does not create a fiduciary relationship between the Board or Committee on one hand, and employees, their beneficiaries or any other persons on the other.

(e)           The Board may, at any time, amend, suspend or terminate the Plan; provided that no amendment, suspension or termination of the Plan shall, without the consent of any affected Key Employee, alter or impair any rights of such Key Employee to receive Bonuses.  No amendment, suspension or termination shall retroactively impair the rights of any person with respect to a Bonus.

7.             Beneficiaries

Each Key Employee shall designate a beneficiary to receive such Key Employee’s Bonus, if any, in the event of death.  In the event of a failure to designate a beneficiary, amounts, if any, so payable to a Key Employee in the event of death shall be payable to the estate of such Key Employee.  The last designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Key Employee’s death, and in no event shall it be effective as of a date prior to such receipt.  If no such beneficiary designation is in effect at the time of a Key Employee’s death, or if no designated beneficiary survives the Key Employee or if such designation conflicts with law, the Key Employee’s estate shall be entitled to receive the amounts, if any, payable under the Plan upon his or her death.  If the Company is in doubt as to the right of any person to receive such amounts, the Company may retain such amounts, without liability for any interest thereon, until the Company determines the rights thereto, or the Company may pay such amounts into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.  No rights to Bonuses granted hereunder shall be transferable by a Key Employee otherwise than by will or the laws of descent and distribution.

8.             Miscellaneous

(a)           The Company may cause to be made, as a condition precedent to the payment of any Bonus, or otherwise, appropriate arrangements with the Key Employee or his or her beneficiary for the withholding of any federal, state, local or foreign taxes.

(b)           Nothing in the Plan and no award of any Bonus which is payable immediately or in the future (whether or not future payments may be forfeited), will give any Key Employee a right to continue to be an employee of the Company or in any other way affect the right of the Company to terminate the employment of any Key Employee at any time.

(c)           All elections, designations, requests, notices, instructions and other communications from a Key Employee, beneficiary or other person, required or permitted under the Plan, shall be in such form as is prescribed from time to time by the Committee.

(d)           In the event that the Company’s fiscal year is changed, the Committee may make such adjustments to the Plan, as he or she may deem necessary or appropriate to effectuate the intent of the Plan.  All such adjustments, without the need for Plan amendment, shall be effective and binding for all Bonuses and otherwise for all purposes of the Plan.

(e)           The use of captions in this Plan is for convenience.  The captions are not intended to provide substantive rights.